Exhibit 5.4

January 27, 2009

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Square Marie Curie 40

1070 Brussels, Belgium

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

I am the General Counsel of Hannaford Bros. Co., a Maine corporation (the “Company”) and a wholly-owned subsidiary of Delhaize America, Inc., a North Carolina corporation (“DZA”), and am familiar with matters pertaining to the registration pursuant to a registration statement on Form F-3 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (“Parent”), and its subsidiaries listed on Schedule 1 attached hereto, including the Covered Guarantors (defined below) (the “Guarantors”), of the offering from time to time, as set forth in the Registration Statement, the base prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), (i) by Parent of an unspecified number or amount and aggregate initial offering price of senior unsecured debt securities of Parent (the “Debt Securities”); and (ii) the Guarantees (defined below). The Debt Securities may be issued, sold and delivered from time to time under the Registration Statement, the Prospectus and one or more Prospectus Supplements pursuant to Rule 415 under the Securities Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Debt Securities will be issued under a form of indenture between Parent and The Bank of New York Mellon, as trustee (the “Trustee”) filed as Exhibit 4.2 to the Registration Statement (the “Indenture”). Guarantees by the Guarantors that will cover the Debt Securities (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007, by and among Parent and the Guarantors filed as Exhibit 4.1 to the Registration Statement (the “Cross Guarantee Agreement”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture. The Company, Hannbro Company, a Maine corporation (“Hannbro”), Shop ‘n Save-Mass, Inc., a Massachusetts corporation (“Shop ‘n Save”), Hannaford Procurement Corp., a Maine corporation (“HPC”), Hannaford Licensing Corp., a Maine corporation (“HLC”), and Victory Distributors, Inc., a Massachusetts corporation (“Victory”), are referred to herein as the “Covered Guarantors.”

January 27, 2009

In connection with this letter, I or persons under my supervision have examined the Registration Statement and the Prospectus contained therein, the Indenture and the Cross Guarantee Agreement. The Indenture and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.” I or persons under my supervision have also examined and relied upon originals or copies certified or otherwise identified to my satisfaction of such records, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In such opinions, I have assumed the genuineness of all signatures other than with respect to the Covered Guarantors, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. I have also assumed the legal capacity of natural Persons, the corporate or other power and due authorization of each Person not a natural Person, other than the Covered Guarantors, to execute and deliver each Operative Document to which it is a party and to consummate the transactions contemplated by each such Operative Document, due execution and delivery of the Cross Guarantee Agreement by all parties thereto, other than the Covered Guarantors, and that the Cross Guarantee Agreement constitutes the legal, valid and binding obligation of each party thereto other than the Covered Guarantors, enforceable against such party in accordance with its terms. Except as expressly provided for herein, I have made no investigation or review of any matters relating to the Covered Guarantors or any other Person.

I am admitted to the practice of law in the States of Maine and Massachusetts and do not hold myself out as an expert on the laws of any jurisdiction other than the laws of the States of Maine and Massachusetts. I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the States of Maine and Massachusetts.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that as of the date hereof:

1. Each of the Covered Guarantors is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation.

2. Each of the Covered Guarantors has corporate power to make the Guarantees and to enter into and perform the Cross Guarantee Agreement.

3. The Cross Guarantee Agreement and the Guarantees have been duly and validly authorized by each of the Covered Guarantors, and the Cross Guarantee Agreement has been duly and validly executed and delivered by each of the Covered Guarantors.

This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

January 27, 2009

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus and any Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Emily Dickinson
Emily Dickinson

SCHEDULE 1

Name	Jurisdiction of Organization
Delhaize America, Inc.	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannaford Procurement Corp.	Maine

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Shop ‘n Save-Mass, Inc.	Massachusetts

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia